EX 99.28(d)(21)(ii)

Amendment
to the Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC and
Ziegler Capital Management, LLC

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Ziegler Capital Management, LLC, a Wisconsin Limited Liability Corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 29th day of May, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of the Jackson Variable Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 13: “DURATION OF AGREEMENT”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Delete Section 13. “DURATION OF AGREEMENT” in its entirety and replace it with the following:

13.	DURATION OF AGREEMENT

This Agreement shall become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through December 31, 2015.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31 of each successive year following the initial term for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 19th day of September 2016, effective September 14, 2016.

Jackson National Asset Management, LLC		Ziegler Capital Management, LLC
By:	/s/ Mark D. Nerud	By:	/s/ Cindi T. Perèz
Name:	Mark D. Nerud	Name:	Cindi T. Perèz
Title:	President and CEO	Title	Chief Operating Officer